Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

May 14, 2008	OTCBB: LFVN
LIFEVANTAGE CORPORATION ANNOUNCES
3Q FY 2008 FINANCIAL AND OPERATING RESULTS
GREENWOOD VILLAGE, Colorado — LifeVantage Corporation (OTCBB: LFVN), maker of Protandim®, today announced results for its third quarter ended March 31, 2008. For the three month period ended March 31, 2008, the Company recorded net revenues of $0.8 million and a loss of $(0.6) million, or $(0.03) per share. For the three month period ended March 31, 2007, the Company recorded net revenues of $1.0 million and a loss of $(0.6) million, or $(0.03) per share.
For the nine month period ended March 31, 2008, the Company recorded net revenues of $2.4 million and a loss of $(1.3) million, or $(0.06) per share comparing to net revenues of $4.2 million and a loss of $(3.2) million, or $(0.14) per share for the nine month period ended March 31, 2007.
LifeVantage President and CEO, David W. Brown, commented, “While net sales have been relatively flat over the last three quarters, during the last three months we have succeeded in stabilizing the downward sales trend the Company has experienced in recent years. We have strengthened our management team with proven professionals, launched the Company’s first nation-wide television media test and significantly increased our Internet presence. We believe that we are now poised for significant customer acquisition and sales growth.”
About Protandim®
Protandim® is a unique approach to fighting the effects of cell-damaging free radical molecules which advance the aging process, including many of the diseases of aging. The patented dietary supplement increases the body’s natural antioxidant protection by inducing the cells of the body to produce naturally occurring protective antioxidant enzymes, a process which is thousands of times more effective than traditional vitamin-mineral supplements. Free radical damage occurs when a person is subjected to environmental stresses and generally increases with age. Data from a peer-reviewed scientific study in men and women, sponsored by LifeVantage, show that after 30 days of taking Protandim®, the level of circulating toxins produced by free radicals decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit the Protandim® product web site at www.protandim.com or contact Jan Strode at (619) 890-4040.
About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB:LFVN), science based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in Colorado, LifeVantage develops nutraceutical products, including Protandim, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.protandim.com or contact Jan Strode at (619) 890-4040.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties including the risk that sales of our product may not continue at the levels discussed in this press release. These risks and uncertainties may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company, and the Company undertakes no obligation to revise or update these forward-looking statements.
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CONTACTS:

LifeVantage Corporation

Jan Strode, Investor Relations	Telephone: (619) 890-4040

Bradford Amman, CFO	Telephone: (720) 488-1711

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2008	June 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$187,229	$160,760
Marketable securities, available for sale	1,375,000	—
Accounts receivable, net	127,158	398,463
Inventory	104,833	27,834
Deferred expenses	73,204	117,807
Deposit with manufacturer	306,084	388,791
Prepaid expenses	112,229	60,175

Total current assets	2,285,737	1,153,830
Long-term assets
Property and equipment, net	76,848	108,915
Intangible assets, net	2,281,653	2,311,110
Deferred debt offering costs, net	214,806	—
Deposits	61,144	340,440

TOTAL ASSETS	$4,920,188	$3,914,295

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$252,807	$148,699
Accrued expenses	379,134	230,811
Deferred revenue	519,030	818,250
Capital lease obligations, current portion	1,453	2,301
Revolving line of credit and accrued interest	250,379	—

Total current liabilities	1,402,803	1,200,061

Long-term liabilities
Capital lease obligations, net of current portion	—	846
Convertible debt, net of discount	275,513	—

Total liabilities	1,678,316	1,200,907
Commitments and Contingencies
Stockholders’ equity
Common stock, par value $.001, 250,000,000 shares authorized; 22,613,488 and 22,268,034 issued and outstanding as of March 31, 2008 and June 30, 2007, respectively	22,613	22,268
Additional paid-in capital	17,228,317	15,395,037
Accumulated (deficit)	(14,009,058)	(12,703,917)

Total stockholders’ equity	3,241,872	2,713,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,920,188	$3,914,295

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

Sales, net	$783,946	$995,274	$2,387,677	$4,207,518
Cost of sales	174,890	213,529	538,212	838,244

Gross profit	609,056	781,745	1,849,465	3,369,274

Operating expenses:
Marketing and customer service	357,990	504,616	1,021,111	2,605,616
General and administrative	702,404	806,878	1,606,926	3,606,824
Research and development	25,045	57,318	243,934	195,654
Depreciation and amortization	60,865	16,622	159,750	76,636
Loss on disposal of assets	—	—	—	95,654

Total operating expenses	1,146,304	1,385,434	3,031,721	6,580,384

Operating loss	(537,248)	(603,689)	(1,182,256)	(3,211,110)

Other (expense) and income:
Interest (expense)/income	(67,408)	15,403	(122,885)	46,110
Other income/(expense)	—	5,953	—	(2,547)

Net other (expense) income	(67,408)	21,356	(122,885)	43,563

Net loss	$(604,656)	$(582,333)	$(1,305,141)	$(3,167,547)

Net loss per share, basic and diluted	($0.03)	($0.03)	($0.06)	($0.14)

Weighted average shares outstanding, basic and fully diluted	22,464,168	22,118,034	22,349,282	22,118,034